EXHIBIT 99.1

(NYSE Amex: GTA)

AT THE COMPANY
Michael C. Pearce
Chief Executive Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
October 7, 2009

GOLF TRUST AND PERNIX ANNOUNCE MERGER

Specialty Pharmaceutical Company Markets 7 Branded Product Families

CHARLESTON, SC, October 7, 2009 — Golf Trust of America, Inc. (“GTA”) (NYSE Amex: GTA) today announced an Agreement and Plan of Merger with Pernix Therapeutics, Inc., to create a publicly-traded specialty pharmaceutical company that the parties believe will be well-positioned for continued profitable growth as Pernix expands its geographic operations and product portfolio of commercially-established pediatric and other branded products. The transaction has been unanimously approved by the board of directors of both GTA and Pernix.

Under the terms of the agreement, Pernix’s stockholders will receive 41.8 million shares of GTA common stock, representing approximately 84% of the combined company on a fully diluted basis. GTA shareholders will own approximately 16% of the new company. Ladenburg Thalmann & Co. Inc. provided a fairness opinion to the GTA board of directors in conjunction with the transaction and proposed exchange ratio.

The transaction is subject to GTA stockholder approval, regulatory approvals and other customary closing conditions. Upon closing, it is anticipated that the combined company will adopt the name Pernix Therapeutics Holdings, Inc.  The company will pursue approval from NYSE Amex for continued listing status, which is a condition to closing.

Pernix was founded in 1999 and currently employs approximately 40 professionals. It is headquartered in the Houston, TX metropolitan area, where the combined company will be based upon closing of the merger transaction. Pernix has historically focused on pediatrics and primary care, particularly upper respiratory products for the relief of cough and cold symptoms. Marketed product families include Aldex, Brovex, Hylatopic, Pediatex, ReZyst, QuinZyme, and Z-Cof. Pernix’s annual financial statements have been audited since 2004 by BDO Seidman, LLP. Pernix’s trailing twelve month revenue through June 2009 (unaudited) was $34.87 million and net income from operations for the same period was $13.25 million.

The combined company will be led by Cooper Collins, current President of Pernix, who will become President and Chief Executive Officer. The initial board of directors will consist of three Pernix designees and two GTA designees. In addition to Mr. Collins, Pernix has designated James E. Smith Jr. and Anthem Blanchard. Mr. Smith currently serves as Chairman of the Board of Pernix. The two GTA designees are Jan Loeb and Michael Pearce. Mr. Loeb is a current GTA board member, Audit Committee Chairman, and audit committee financial expert, pursuant to the SEC definition. Mr. Pearce currently serves as Chairman of the Board and Chief Executive Officer of GTA and will remain as Chairman of the Board of the combined company following completion of the merger.

Michael Pearce, CEO of GTA, stated, “This union begins with a strong combined cash position, debt-free balance sheet and established products in the marketplace. GTA is attracted to the execution-oriented Pernix business model, historical rate of growth and sound character of Pernix management.”

Cooper Collins, President of Pernix, commented, “Pernix is pleased to begin this new chapter of its corporate evolution. We anticipate capitalizing on a powerful mix of geographic and product expansion opportunities, while maintaining a rigorous adherence to expense discipline and commitment to serving our customers.”

Jones, Walker, Waechter, Poitevent, Carrére  & Denégre  L.L.P.  is serving as legal counsel to Pernix.

VelocityHealth Securities Inc. and Agron Law Firm are serving as financial advisor and legal counsel, respectively, to GTA.

About Pernix

Pernix Therapeutics, Inc., a specialty pharmaceutical company based in the Houston, TX metropolitan area, was originally founded in 1999. The company has historically marketed branded products focused on pediatrics and primary care, with particular emphasis on upper respiratory products for the relief of cough and cold symptoms. Additional information is available on the Pernix website at www.pernixtx.com.

About GTA

Golf Trust of America, Inc. was formerly a real estate investment trust. From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders. On November 8, 2007, the Company`s shareholders voted to exit its plan of liquidation and move forward as a going concern. Additional information, including an archive of all corporate press releases, is available on the Company`s website at www.golftrust.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made .The closing of the merger transaction is subject to several conditions, and no assurances can be given that the transaction will close or regarding the future performance of the combined company.  The Company also wishes to advise readers that other factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.